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Earnings Per Share
     ------------------
     SFAS 128 requires the following reconciliation of the basic and diluted EPS calculations.

                                  For the years ended

                      Dec. 26, 1998   Dec. 27, 1997   Dec. 28, 1996
                      -------------   -------------   -------------

Basic EPS Computation:
Numerator:
  Net income (loss)     $ 1,672,435      $ 1,377,146     $ (411,305)

Denominator:
  Weighted average
  common shares
  outstanding            10,565,961        7,799,279      7,780,766

Basic EPS                   $  0.16          $  0.18        $(0.05)

Diluted EPS Computation:
Numerator:
  Net income (loss)     $ 1,672,435      $ 1,377,146     $(411,305)
  Interest on
   convertible debt          87,290          186,489             --
                        -----------      -----------     ----------
  Total net income
   (loss)               $ 1,759,725      $ 1,563,635     $(411,305)

Denominator:
  Weighted average
  common shares
  outstanding           10,565,961         7,799,279      7,780,766
  Stock options            204,749           191,040             --
  Interest converted       359,292                --             --
  Convertible debt       1,417,425         4,289,324             --
                       -----------       -----------     ----------
  Total Shares          12,547,427        12,279,643      7,780,766

Diluted EPS                $  0.14           $  0.13       $ (0.05)